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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
ADC TELECOMMUNICATIONS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ADC Telecommunications, Inc.
13625 Technology Drive
Eden Prairie, Minnesota 55344-2252
(952) 938-8080

ADC TELECOMMUNICATIONS, INC.

January 22, 2003

DEAR ADC SHAREOWNER:

        You are cordially invited to attend the Annual Shareowners' Meeting of ADC Telecommunications, Inc., which will be held at the Thrivent Financial Building, located at 625 Fourth Avenue South, Minneapolis, Minnesota 55415, on Tuesday, March 4, 2003, at 9:00 a.m. Central Standard Time. Details of the business to be conducted at the annual meeting are given in the attached Notice of Annual Shareowners' Meeting.

        If you do not plan to attend the annual meeting, please complete, sign, date and return the enclosed proxy card promptly in the accompanying reply envelope, or follow the instructions on the proxy card for voting via telephone or the Internet. If you decide to attend the annual meeting and wish to change your proxy vote, you may do so automatically by voting in person at the annual meeting.

        We look forward to seeing you at the annual meeting.

Richard R. Roscitt Chairman of the Board, President and Chief Executive Officer
Eden Prairie, Minnesota

YOUR VOTE IS IMPORTANT

In order to ensure your representation at the annual meeting, please complete, sign and date the enclosed proxy card and return it as promptly as possible in the enclosed envelope (to which no postage need be affixed if mailed in the United States). For alternative voting methods, please refer to the information under the captions "Vote by Internet" and "Vote by Phone" on the proxy card.

ADC Telecommunications, Inc.
13625 Technology Drive
Eden Prairie, Minnesota 55344-2252
(952) 938-8080

NOTICE OF ANNUAL SHAREOWNERS' MEETING
TO BE HELD MARCH 4, 2003

TO THE SHAREOWNERS OF ADC TELECOMMUNICATIONS, INC.:

        NOTICE IS HEREBY GIVEN that the Annual Shareowners' Meeting of ADC Telecommunications, Inc. will be held at the Thrivent Financial Building, 625 Fourth Avenue South, Minneapolis, Minnesota 55415, on Tuesday, March 4, 2003, at 9:00 a.m. Central Standard Time, for the purpose of considering and acting upon:

(1)
The election of three directors for terms expiring in 2006 and one director for a term expiring in 2005.

(2)
A proposal to amend our Global Stock Incentive Plan to permit a one-time exchange of certain outstanding stock options for a smaller number of stock options with a new exercise price and vesting schedule.

(3)
Such other business as may come properly before the meeting or any adjournment thereof.

        Shareowners of record at the close of business on January 6, 2003 are the only persons entitled to notice of and to vote at the meeting.

        Your attention is directed to the attached proxy statement. If you do not expect to be present at the meeting, you may submit your proxy by voting on the Internet or by telephone no later than 11:59 p.m. Eastern Standard Time on March 3, 2003 (as directed on your proxy card), or by completing, signing, dating and mailing the enclosed proxy card as promptly as possible. We encourage you to vote on the Internet in order to reduce our mailing and handling expenses. If you choose to return the proxy card by mail, we have enclosed an envelope addressed to ADC for which no postage is required if mailed in the United States.

                      BY ORDER OF THE BOARD OF DIRECTORS

                      JEFFREY D. PFLAUM
                       Vice President, Chief Legal Officer and Secretary

January 22, 2003

ADC Telecommunications, Inc.
13625 Technology Drive
Eden Prairie, Minnesota 55344-2252
(952) 938-8080

PROXY STATEMENT

ANNUAL SHAREOWNERS' MEETING
TO BE HELD ON MARCH 4, 2003

        This proxy statement has been prepared on behalf of the Board of Directors of ADC Telecommunications, Inc. in connection with the solicitation of proxies for our Annual Shareowners' Meeting to be held on Tuesday, March 4, 2003, and at any and all adjournments of the annual meeting. The cost of soliciting proxies, including the cost of preparing and mailing the Notice of Annual Shareowners' Meeting and this proxy statement, is being paid by ADC. In addition, we will, upon the request of brokers, dealers, banks, voting trustees and their nominees who are holders of record of shares of our common stock on the record date specified below, bear their reasonable expenses for mailing copies of these materials to the beneficial owners of these shares. We have retained Georgeson Shareholder Communications, Inc. to provide consultation and to act as our proxy solicitor in connection with the solicitation of proxies for a fee estimated to be $22,500 plus out-of-pocket expenses. In addition, officers and other regular employees of ADC may solicit proxies in person or by telephone or facsimile, but will receive no extra compensation for these services. This proxy statement and the accompanying form of proxy card are first being mailed to shareowners on or about January 22, 2003.

        Shareowners of record on January 6, 2003, are the only persons entitled to notice of and to vote at the annual meeting. As of that date, there were 801,720,168 issued and outstanding shares of our common stock, the only outstanding voting securities of ADC. Each shareowner is entitled to one vote for each share held.

        Shareowners can vote their shares through the Internet or by toll-free telephone call as an alternative to completing the enclosed proxy card and mailing it to ADC. The procedures for Internet and telephone voting are described on the proxy card. The Internet and telephone voting procedures are designed to verify shareowners' identities, allow shareowners to give voting instructions and confirm that their instructions have been recorded properly. Shareowners who vote through the Internet should be aware that they may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers, and that these costs must be borne by the shareowner. Shareowners who vote by Internet or telephone need not return a proxy card by mail.

        Whether shareowners submit their proxies by mail, telephone or the Internet, a shareowner may revoke a proxy prior to its exercise by sending a written notice of revocation or submitting another proxy with a later date (either by mail, telephone or the Internet) at any time prior to the date of the annual meeting or by voting in person at the annual meeting. Unless so revoked, properly executed proxies will be voted in the manner set forth in this proxy statement or as otherwise specified by the shareowner giving the proxy.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth, as of December 31, 2002, certain information with respect to all shareowners known by us to have been beneficial owners of more than five percent of our common stock, and information with respect to our common stock beneficially owned by our directors (including Mickey P. Foret whose appointment as a director is effective February 1, 2003 and who is standing for election as a director at the annual meeting), our executive officers included in the Summary Compensation Table set forth under the caption "Executive Compensation" below and all of our directors and executive officers as a group. Except as otherwise indicated, the shareowners listed in the table have sole voting and investment powers with respect to the common stock owned by them.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock Outstanding
Richard R. Roscitt	3,190,438	[1,3]	*
Robert E. Switz	2,265,339	[1,3]	*
John J. Boyle III	985,558	[2]	*
JoAnne M. Anderson	749,648	[1,3]	*
Lawrence S. Barker	698,375	[1,3]	*
John A. Blanchard III	359,028	[2]	*
John D. Wunsch	319,875	[2]	*
Jean-Pierre Rosso	288,200	[2]	*
B. Kristine Johnson	275,800	[2]	*
William F. O'Brien	245,497	[1,3]	*
Charles D. Yost	125,000	[2]	*
James C. Castle	114,440	[2]	*
Larry W. Wangberg	54,000	[2]	*
Robert Annunziata	49,000	[2]	*
Mickey P. Foret	0		*
All executive officers and directors as a group (24 persons)	12,796,051	[4]	1.58%

*
Less than 1%.

Includes (a) shares issuable pursuant to stock options exercisable within 60 days after the date of this proxy statement and (b) shares held in trust for the benefit of the executive officers pursuant to our Retirement Savings Plan, which we call the "401(k) Plan" in this proxy statement: for Mr. Roscitt, (a) options to purchase 1,924,730 shares and (b) 949 shares; for Mr. Switz, (a) options to purchase 1,683,332 shares and (b) 26,007 shares; for Ms. Anderson, (a) options to purchase 621,275 shares and (b) 18,247 shares; for Mr. Barker, (a) options to purchase 532,464 shares and (b) 0 shares; and for Mr. O'Brien, (a) options to purchase 111,666 shares and (b) 0 shares.

2
Includes shares issuable pursuant to options exercisable within 60 days after the date of this proxy statement: for Mr. Boyle, options to purchase 898,240 shares; for Mr. Blanchard, options to purchase 189,440 shares; for Mr. Wunsch, options to purchase 237,000 shares; for Mr. Rosso, options to purchase 249,000 shares; for Ms. Johnson, options to purchase 253,000 shares; for Mr. Yost, options to purchase 125,000 shares; for Dr. Castle, options to purchase 93,000 shares; for Mr. Wangberg, options to purchase 49,000 shares; and for Mr. Annunziata, options to purchase 49,000 shares.

3
Includes shares of restricted stock issued under our Global Stock Incentive Plan that may be voted by the holders thereof but are subject to future vesting conditions and therefore cannot be transferred: for Mr. Roscitt, 1,016,667 shares; for Mr. Switz, 433,334 shares; for Ms. Anderson, 92,500 shares; for Mr. Barker, 142,500 shares; and for Mr. O'Brien, 100,000 shares.

4
Includes (a) 8,785,252 shares issuable pursuant to stock options exercisable within 60 days after the date of this proxy statement; (b) 166,831 shares held in trust for the benefit of executive officers pursuant to the 401(k) Plan; and (c) 2,834,801 shares of restricted stock issued under our Global Stock Incentive Plan that may be voted by the holders thereof but are subject to future vesting conditions and therefore cannot be transferred.

ELECTION OF DIRECTORS

        The number of directors currently serving on our Board of Directors is 10. The directors are divided into three classes. The members of each class are elected to serve three-year terms, with the term of office of each class ending in successive years. John A. Blanchard III, B. Kristine Johnson and Jean-Pierre Rosso are the directors currently in the class with a term expiring at the annual meeting. Following the recommendation of our Governance Committee, our Board of Directors has nominated Ms. Johnson and Messrs. Blanchard and Rosso for election to the Board at the annual meeting for terms expiring at the annual shareowners' meeting in 2006.

        In addition to the nominees named above, our Board of Directors is nominating Mickey P. Foret as a director of ADC, for a term expiring at the annual shareowners' meeting in 2005. Mr. Foret has been appointed as a director by the Board effective February 1, 2003. Under ADC's Restated Articles of Incorporation, a director appointed by the Board of Directors must stand for election at the first annual shareowners' meeting following such director's appointment to the Board. Consequently, Mr. Foret is a nominee for election at the annual meeting.

        The Board of Directors recommends that you vote FOR the above-named nominees for election as directors.

        The affirmative vote of a majority of the shares of our common stock present and entitled to vote at the annual meeting is required for the election of the above nominees to the Board of Directors. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to elect these nominees. Shares represented by proxies as to which the authority to vote for a nominee has been withheld will be deemed present and entitled to vote for purposes of determining the existence of a quorum and calculating the numbers of votes cast, but will be deemed not to have been voted in favor of the candidate with respect to whom the proxy authority has been withheld. In the unlikely event that any of the nominees is not a candidate for election at the annual meeting, the persons named as proxies will vote for such other person or persons as the Board of Directors or proxies may designate.

        Set forth below is information regarding the nominees to the Board of Directors and the other incumbent directors.

Name	Age	Nominee or Continuing Director and Term
John A. Blanchard III	60	Director and nominee, with term expiring in 2006
B. Kristine Johnson	51	Director and nominee, with term expiring in 2006
Jean-Pierre Rosso	62	Director and nominee, with term expiring in 2006
Mickey P. Foret	57	Director and nominee, with term expiring in 2005
James C. Castle, Ph.D.	66	Director, with term expiring in 2005
Richard R. Roscitt	51	Director, with term expiring in 2005
John D. Wunsch	54	Director, with term expiring in 2005
Robert Annunziata	54	Director, with term expiring in 2004
John J. Boyle III	55	Director, with term expiring in 2004
Larry W. Wangberg	60	Director, with term expiring in 2004
Charles D. Yost	54	Director, with term expiring in 2004

        Mr. Blanchard has been a director of ADC since November 1999. He served as the Chairman of the Board and Chief Executive Officer of eFunds Corp., a provider of transaction processing and risk management services, from June 2000 to September 2002, when he retired his employment with the company. He continued to serve on the Board of Directors of eFunds Corp. until December 31, 2002, at which time he retired from this position. eFunds Corp. became a publicly held company in December 2000 following its spin-off from Deluxe Corporation. Mr. Blanchard served as President and Chief Executive Officer of Deluxe Corporation, a supplier of business forms and related services to financial institutions, from May 1995 to December 2000 and as Chairman of the Board of Deluxe Corporation from May 1996 to December 2000. From January 1994 to April 1995, Mr. Blanchard was Executive Vice President of General Instrument Corporation, a supplier of systems and equipment to the cable and satellite television industry. From 1991 to 1993, Mr. Blanchard was Chairman and Chief Executive Officer of Harbridge Merchant Services, Inc., a national credit card processing company. Prior to that, Mr. Blanchard was employed by AT&T for 25 years, most recently as Senior Vice President responsible for national business sales. Mr. Blanchard also serves as a director of Wells Fargo & Company.

        Ms. Johnson has been a director of ADC since 1990. She is a Principal of Affinity Capital Management, a firm that manages venture capital partnerships. Prior to joining Affinity in 1999, Ms. Johnson was employed for 17 years at Medtronic, Inc., a manufacturer of cardiac pacemakers, neurological and spinal devices and other medical products, serving as Senior Vice President and Chief Administrative Officer from 1998 to 1999. She also served as President of the Vascular business and President of the Tachyarrhythmia Management business of Medtronic.

        Mr. Rosso has been a director of ADC since 1993. Mr. Rosso is Chairman of CNH Global, N.V., a manufacturer of construction and agricultural equipment. Mr. Rosso was President and Chief Executive Officer of Case Corporation, a manufacturer of agricultural and construction equipment, from April 1994 to March 1996 and Chairman and Chief Executive Officer of Case from March 1996 to November 1999. Prior to joining Case Corporation, Mr. Rosso was President of the Home and Building Control division of Honeywell Inc. from 1991 to 1994 and President of Honeywell Europe in Brussels, Belgium, from 1987 to 1991. Mr. Rosso is also a director of Medtronic, Inc., Credit Lyonnais and CNH Global, N.V.

        Mr. Foret has been appointed to serve as a director of ADC to be effective February 1, 2003. From September 1998 to September 2002, Mr. Foret served as Executive Vice President and Chief Financial Officer of Northwest Airlines, Inc., a commercial airline company. From May 1999 to September 2002, he also served as Chairman and Chief Executive Officer of Northwest Airlines Cargo Inc., a subsidiary of Northwest Airlines that specializes in cargo transport. From May 1998 to September 1998 he served as a Special Projects Officer of Northwest Airlines, Inc. He served as President and Chief Operating Officer of Atlas Air, Inc. from June 1996 to September 1997 and as Executive Vice President and Chief Financial Officer of Northwest Airlines, Inc. from September 1993 to May 1996. Mr. Foret previously held other senior management positions with various companies including Northwest Airlines, Continental Airlines Holding, Inc. and KLH Computers, Inc.

        Dr. Castle has been a director of ADC since 1994. He is currently President and Chief Executive Officer of Castle Information Technologies, LLC, a provider of information technology and board of directors consulting services. He was formerly the Chairman of the Board and Chief Executive Officer of DST Systems of California, Inc. (formerly named USCS International, Inc.), a position he held from August 1992 to April 2002. DST Systems of California is a worldwide provider of computer services to the cable industry and a provider of billing services to the cable, telephony, financial services and utility industries. From 1991 to 1992, Dr. Castle was President of Teradata Corporation, until that company merged with NCR Corporation, a subsidiary of AT&T. From 1987 to 1991, Dr. Castle was Chairman of the Board, President, Chief Executive Officer and a director of Infotron Systems Corporation. Dr. Castle is also a director of the PMI Group, Inc. and Southwest Water Company, Inc.

        Mr. Roscitt has been Chairman of the Board, President and Chief Executive Officer of ADC since February 2001. Prior to joining ADC, Mr. Roscitt was a 28-year veteran of AT&T, serving most recently as the President of AT&T Business Services, the largest operating group within AT&T that services business customers globally, from December 1999 to February 2001. Mr. Roscitt also served as President and Chief Executive Officer of AT&T Solutions from August 1998 to December 1999 and as Vice President, General Manager of AT&T Solutions from February 1995 to August 1998. Mr. Roscitt is also a director of TellMeNetworks, Inc. and is a trustee of Stevens Institute of Technology.

        Mr. Wunsch has been a director of ADC since 1991. Mr. Wunsch is a Senior Vice President with Harris Trust and Savings Bank and head of their Private Wealth Group. He was an independent consultant in the financial services industry from December 2001 to March 2002. He was President and Chief Executive Officer of Family Financial Strategies, Inc., a registered investment advisory company, from January 1997 to December 2001. From 1990 to January 1997, he served as President of Perrybell Investments, Inc., a registered investment advisory company.

        Mr. Annunziata has been a director of ADC since October 2001. Mr. Annunziata was Chairman of Velocita Corp., a facilities-based provider of fiber-optic communications infrastructure, from May 2000 until his resignation from such position in September 2002. Velocita filed for bankruptcy in June 2002. Prior to joining Velocita, he was the Chief Executive Officer and a director of Global Crossing, Ltd., a Bermuda-based provider of integrated telecommunications solutions, from February 1999 to March 2000. Global Crossing filed for bankruptcy in January 2002. From September 1998 to February 1999, Mr. Annunziata was President of AT&T's Business Services group. From 1983 to 1998, Mr. Annunziata was Chairman and Chief Executive Officer of the Teleport Communications Group, a competitive local exchange carrier.

        Mr. Boyle has been a director of ADC since November 1999. He is Chief Executive Officer of Cogentric, Inc., a company dedicated to creating and providing solutions that enable decisionmakers to evaluate and enhance their Web-based capabilities. Mr. Boyle previously served as a Senior Vice President of ADC from October 1999, following our acquisition of Saville Systems PLC, to April 2000. Prior to joining ADC, Mr. Boyle served as President and Chief Executive Officer of Saville Systems PLC from August 1994 to October 1999 and as Saville's Chairman of the Board from April 1998 to October 1999. Mr. Boyle is also a director of eFunds Corp.

        Mr. Wangberg has been a director of ADC since October 2001. Mr. Wangberg served as Chief Executive Officer and Chairman of the Board of TechTV, previously ZDTV, Inc., a cable television network focused on technology information, news and entertainment, from August 1997 until his retirement from these positions in July 2002. He remains a director of TechTV. Previously, Mr. Wangberg was Chief Executive Officer and Chairman of the Board of StarSight Telecast, Inc., an interactive navigation and program guide company, from February 1995 to August 1997. Mr. Wangberg is also a director of Autodesk, Inc. and Charter Communications, Inc.

        Mr. Yost has been a director of ADC since May 1999. Mr. Yost has been President and Chief Operating Officer of Allegiance Telecom, Inc., a Dallas-based provider of telecommunications services primarily to business customers, since March 1998. Prior to joining Allegiance Telecom, he was President and Chief Operating Officer of NETCOM On-Line Communication Services, Inc. from July 1997 to February 1998. From 1991 to June 1997, Mr. Yost served as President of the Southwest region of AT&T Wireless Services, Inc. Mr. Yost is also a director of Ace Cash Express, Inc., DSET Corporation and Allegiance Telecom, Inc.

Principles of Corporate Governance; Meetings and Committees of the Board of Directors

        Our Board of Directors is committed to sound and effective corporate governance practices. In this regard, our Board of Directors has adopted Principles of Corporate Governance that guide its actions with respect to the composition of the Board, how the Board will function, the Board's standing committees and procedures for appointing committee members. Our Principles of Corporate Governance provide that going forward, a majority of our directors will be independent and all members of our Audit, Compensation and Governance Committees will be independent. The Principles of Corporate Governance are available for public review on our website at the following url: www.adc.com/investorrelations/corporategovernance.

        During the fiscal year ended October 31, 2002 the Board of Directors held seven meetings and acted four times by written action. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors plus the total number of meetings of all committees of the Board on which he or she served. The Board of Directors has an Audit Committee, a Compensation Committee, a Governance Committee, and a Finance and Strategic Planning Committee.

        The Audit Committee has sole authority to appoint, review and discharge our independent accountants, reviews and approves in advance the services provided by the independent accountants, reviews requests of our independent accountants, oversees the internal audit function, reviews our internal accounting controls and oversees our Code of Business Conduct, a statement of high standards for ethical behavior and legal compliance. In December 2002 the Board of Directors adopted a restated written charter for the Audit Committee which is attached as Appendix A to this proxy statement. The Audit Committee is composed of Messrs. Blanchard, Wangberg, Wunsch and Yost, all of whom are "independent" under the current NASDAQ listing standards. During fiscal 2002 the Audit Committee held five meetings.

        The Compensation Committee determines the compensation for our executive officers and non-employee directors, establishes our compensation policies and practices, and reviews the annual financial performance of our benefit plans. The Compensation Committee is composed of Ms. Johnson and Messrs. Blanchard, Rosso and Wunsch, all of whom are "independent" under the current NASDAQ listing standards. During fiscal 2002 the Compensation Committee held seven meetings and acted four times by written action.

        The Governance Committee (formerly known as the Nominating Committee) reviews and makes recommendations to the Board of Directors regarding nominees for directors, monitors and reviews our corporate governance practices and compliance with corporate governance rules and regulations and conducts an annual review of Board effectiveness and the performance of our CEO. The Governance Committee is composed of Ms. Johnson, Dr. Castle and Messrs. Boyle and Wunsch. All members are "independent" under current NASDAQ listing standards, except for Mr. Boyle who is not "independent" because he was an executive officer of ADC until April 8, 2000. Mr. Boyle will be "independent" on April 8, 2003, the third anniversary of his resignation as an executive officer of ADC. Although the Governance Committee will consider qualified director nominees recommended by shareowners, as of this date no procedures have been established to address shareowner nominations. During fiscal 2002 the Governance Committee held two meetings.

        The Finance and Strategic Planning Committee provides assistance to the Board of Directors relating to our corporate and financing strategies, financial policies and financial condition, evaluation of acquisitions and divestitures, and review of modifications to our capital structure. The Finance and Strategic Planning Committee is composed of Ms. Johnson, Dr. Castle and Messrs. Annunziata and Boyle. During fiscal 2002 the Finance and Strategic Planning Committee held five meetings.

Compensation of Directors

        Compensation for directors who are not employees of ADC or any of our subsidiaries, "non-employee directors," consists of a combination of cash payments and annual stock options grants. Compensation levels historically have been paid on a calendar year rather than fiscal year basis. During fiscal 2002 there were two separate rates of cash compensation paid to non-employee directors, one for the period from November 1, 2001 through December 31, 2001 and one for the period from January 1,

2002 through the end of fiscal 2002. During fiscal 2002 non-employee directors received an annual retainer that was paid at a rate of $20,000 per year for the period prior to January 1, 2002 and $25,000 per year from and after January 1, 2002. During fiscal 2002 non-employee directors also were paid a fee of $1,000 for each Board meeting attended. For each committee meeting attended prior to January 1, 2002 non-employee directors received a fee of $850. This fee was increased to $1,000 for committee meetings held from and after January 1, 2002. In addition, non-employee directors who acted as chairpersons of Board committees received an annual retainer that was paid at a rate of $3,000 per calendar year for the period prior to January 1, 2002 and $5,000 per calendar year from and after January 1, 2002.

        Annual retainers for Board and Board committee participation and meeting attendance fees that were received by a non-employee director prior to our 2002 annual meeting could be deferred pursuant to our Compensation Plan for Non-employee Directors. Interest was paid on deferred amounts based on the prime commercial rate of Wells Fargo Bank Minnesota, N.A. In March 2002 we amended this plan to allow non-employee directors, as an alternative to deferring their annual retainers, to elect to receive their annual retainers in the form of either (a) the receipt of restricted stock under our Global Stock Incentive Plan vesting one year from the date of the election and having a value equal to the amount of the deferred fees, or (b) the receipt of stock options under our Global Stock Incentive Plan with a face value equal to 4.5 times the amount of the deferred fees and vesting one year from the date of the grant.

        In addition to the cash compensation, each of our non-employee directors was granted an option to acquire 25,000 shares of common stock under our Global Stock Incentive Plan in fiscal 2002. These options have an exercise price equal to the fair market value of our common stock on the date of grant.

EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

OVERVIEW AND PHILOSOPHY

        The Compensation Committee of the Board of Directors is responsible for our executive compensation philosophy and major compensation policies. The Committee also is responsible for determining all aspects of the compensation paid to the Chief Executive Officer and reviews and approves compensation paid to the other executive officers. The Committee has access to an independent compensation consultant and to competitive compensation data. The Committee is composed entirely of outside, independent directors.

        The primary objectives of our executive compensation program are to:

  •
  Provide compensation that will attract, retain and motivate a superior executive team;

  •
  Motivate our executives to achieve important performance goals; and

  •
  Align the interests of the executive officers with those of our shareowners.

        One of our strategic objectives is to be a top-quartile performer compared to comparable companies within the communications industry. Consistent with this objective, the Committee considers company performance and compensation levels of comparable companies within the communications industry and the broader high-technology industry when setting our compensation levels. Some of these companies are included in the S&P 500 Telecommunications Equipment Index, an industry index composed of 11 communication equipment companies that appears in the table set forth under the caption "Comparative Stock Performance" below. We believe that our executive compensation program provides an overall level of compensation opportunity that is competitive within the communications industry. To support our objective to be a top-quartile performer, our annual incentive program provides an incentive compensation opportunity that is higher than industry averages when our performance is significantly stronger than that of comparable companies. Conversely, our program is designed to provide little, if any, incentive compensation when performance goals are not met.

        The following discussion describes our approach to executive compensation and provides commentary on each major element of the compensation program. The Committee retains the right to consider factors other than those described below in setting executive compensation levels for individual officers.

EXECUTIVE COMPENSATION PROGRAM

        Our executive compensation program is composed of base salary, annual incentive compensation, long-term incentive compensation and various benefits generally available to all of our full-time employees.

Base Salary

        The Committee annually reviews the base salaries of our executive officers. Base salary levels for our executives generally are targeted to be at the average of salaries paid by communications and other high-technology companies of similar size to ADC. In determining salaries, the Committee takes into account individual skills and experience, performance during the preceding 12 months, importance of the executive to the future success of ADC and competitive salary levels for similar positions. Salaries for our executives generally fall within a band of plus or minus 25% from the average salaries paid by comparable companies.

        In October 2001, the Committee supported management's recommendation that a salary freeze be instituted for most professional-level employees across ADC in response to the downturn in business and market conditions. This salary freeze applied to our officers as well, who normally are reviewed for salary changes near the beginning of each calendar year. In September 2002, we supported management's recommendation to continue this salary freeze, except for salary adjustments in a limited number of cases.

Annual Incentive Compensation

        The Management Incentive Plan, which we call the "MIP," is our principal annual incentive program for executives. The purpose of the MIP is to provide a financial incentive to help us achieve key company and business unit financial and strategic goals. Target MIP award levels are established as a percentage of base salary and are set at levels for executives that approximate the average incentive bonuses offered by comparable companies.

        The business performance goals under the MIP are established at the beginning of each fiscal year following approval of these goals by the Committee. For fiscal 2002, these goals were expressed in terms of gross revenue, expenses as a percentage of revenue, and free cash flow. These performance goals are applied on a company-wide basis for corporate management employees. For management employees within a specific business unit, a blend of company-wide goals and specific goals for that business unit are applied to provide a more focused incentive plan for managers within each business unit.

        We also apply an individual performance adjustment factor to the MIP calculation for each participant. This factor is applied after the incentive payment is calculated based on business performance goals, and can result in a higher or lower actual payout.

        Actual MIP awards can vary from zero to 300% of the target bonus, depending on actual performance. No MIP bonuses are paid unless certain minimum company or business unit goals are met. In fiscal 2002, only one business unit achieved its minimum threshold performance goals. As a result, no awards were made under the MIP in fiscal 2002, except to employees of this business unit.

        We also maintain an Executive Management Incentive Plan, which we call the "Executive MIP," for selected senior executives who could receive compensation, inclusive of incentive compensation, in excess of $1 million. The Executive MIP has been approved by our shareowners and is designed so that payments under the plan, if they cause an executive's total compensation to exceed $1 million, will be fully deductible for U.S. federal income tax purposes. If an executive participates in the Executive MIP, he or she is not eligible to participate in the regular MIP. For fiscal 2002, the only employee eligible for the Executive MIP was our CEO, and the Committee administered this plan such that the business performance goals under the Executive MIP were effectively the same as the company-wide goals under the MIP. Accordingly, there was no award under the Executive MIP in fiscal 2002.

        For fiscal 2003 we have again structured the MIP and the Executive MIP such that participants are eligible for between zero and 300% of their target award level, depending on the level of performance achieved.

        MIP and Executive MIP awards, when earned, are payable in cash. Certain executives may elect to defer part or all of the payment of their individual MIP or Executive MIP awards under our Deferred Compensation Plan. These executives also may elect to participate in our Executive Incentive Exchange Plan, which we call the "Exchange Plan," and receive stock options in lieu of up to 50% of their award under the MIP or the Executive MIP. These stock options are granted under and are governed by the terms of our Global Stock Incentive Plan. No stock options were granted under the Exchange Plan for fiscal 2002.

        During fiscal 2002 we approved the adoption of a Special Incentive Plan for fiscal 2003 that is intended to provide an opportunity for incentive payments that are based on customized objectives for a limited number of key employees, which can include one or more executive officers individually approved by the Compensation Committee. The CEO is not eligible for this plan. This plan is only made available to individuals whom management believes are critical to the success of particular ADC objectives. This plan provides cash incentive payment opportunities, based on the achievement of individual, objectively measurable goals identified for each participant. Both the participants and the individual objectives are approved in advance. An individual's award under the Special Incentive Plan, when combined with any award under the MIP or Executive MIP, cannot exceed the individual's maximum potential award under the MIP or Executive MIP. The maximum aggregate of incentive awards that can be provided under this plan for fiscal 2003 is $1.5 million.

Long-Term Incentive Compensation

        Long-term incentives are provided to executive officers primarily through our stock option program. The primary purposes of our stock option program are to align executive officer compensation directly with the creation of shareowner value and, through the vesting aspect of stock options, to provide a significant incentive for executives and other employees to remain in our employ. As a result of the severe economic slowdown in the telecommunications sector over the past two years, a significant number of our employees hold stock options with exercise prices that greatly exceed the current market price of our common stock. Thus, the original objectives of our stock option program are no longer being met. Accordingly, this proxy statement contains a proposal to approve a one-time stock option exchange program. The five most highly compensated officers named in the Summary Compensation Table of this proxy statement and our Board of Directors are not eligible for this program. The Committee believes that this exchange program, which requires participating employees to surrender more options than they will receive in exchange, will enhance long-term shareowner value by improving our ability to incent and retain our talented and valuable employees and by reducing the total options outstanding. The Committee fully supports this proposal.

        Guidelines for the size of our stock option grants are set at levels competitive with programs in U.S. high-technology companies of similar size to ADC. In addition to competitive industry practice data, the Committee takes into consideration factors such as our performance during the previous year and potential shareowner dilution from existing option grants. We also have developed and implemented stock ownership guidelines for our executive officers to further align their interests with shareowner interests. Minimum dollar value stock ownership guidelines range from 1.5 to four times base salary, and our policy provides that these minimums should be achieved within four years following an individual's appointment as an executive officer. The Committee considers each officer's performance and actual stock ownership in comparison to the guideline amounts in determining the level of new stock option awards. Stock options have an exercise price equal to the fair market value of our common stock on the date of grant. Stock options granted in fiscal 2002 generally have a 10-year term and generally vest over a three-year period as of specified dates. Executive officers will benefit from stock options only if, at the time the options are exercised, the price of our common stock has appreciated over its price on the date the stock option was granted.

        In addition to the regular stock option grant practices described above, the Committee will from time to time make grants of restricted stock to selected executives whose continued efforts the Committee believes warrant special incentives. These restricted stock grants are designed to promote retention of executives critical to our future growth and success and to supplement stock option grants to provide a strong correlation between their financial interests and the interests of shareowners. During fiscal 2002, we approved a grant of restricted stock to various members of our senior management team, including our executive officers.

Benefits

        We provide medical and retirement benefits to our executives that generally are similar to those available to our employees. We also provide cash allowances to our senior executives in lieu of certain perquisites.

CHIEF EXECUTIVE OFFICER COMPENSATION

        Mr. Roscitt's compensation for fiscal 2002 was determined by the terms of the employment agreement he entered into when he was recruited to become our CEO in 2001. For more detailed information concerning these terms, see the section of this proxy statement captioned "Employment Agreements." Consistent with the salary freeze for professional-level employees, Mr. Roscitt did not receive an increase in base salary during fiscal 2002. In addition to the compensation provided under the terms of his employment agreement, Mr. Roscitt received a grant of 400,000 shares of restricted stock during fiscal 2002 for the purpose of supplementing existing stock options in order to provide a strong correlation between his financial interests and the interests of shareowners.

        At the beginning of fiscal 2003, we amended the employment agreement with Mr. Roscitt. As part of the discussions with Mr. Roscitt regarding the challenging industry conditions in which ADC currently operates, Mr. Roscitt asked that he not be considered for a base salary increase for fiscal 2003, and the Committee concurred with Mr. Roscitt's view that he should not receive any performance-based incentive compensation for fiscal 2002. Mr. Roscitt's employment agreement was amended to reduce the number of stock options that he was otherwise entitled to receive at the beginning of fiscal 2003 and provide for a grant of restricted stock at the same time. For more detailed information concerning this amendment, see the section of this proxy statement captioned "Employment Agreements." We believe that adjusting the mix of stock options and restricted stock awarded to our CEO at the beginning of fiscal 2003 was appropriate in response to dramatically changed circumstances from the time we first entered into an employment agreement with Mr. Roscitt and in light of the fact that we had since determined to utilize restricted stock grants as part of the long-term incentive compensation program for other selected executives whom we believe are key to the future success of the company.

SECTION 162(m) POLICY

        The Committee intends to continue its practice of paying competitive compensation in order to attract and retain the senior executives necessary to manage our business in the best interests of ADC and our shareowners. Under some circumstances, this practice may require us to pay compensation in excess of $1 million to certain key executives. Under Section 162(m) of the U.S. Internal Revenue Code, if we pay compensation in excess of $1 million to any executive officer named in the table entitled "Summary Compensation Table" below, we can fully deduct the amounts in excess of $1 million only if we meet specified shareowner approval and ADC performance requirements. The Global Stock Incentive Plan and Executive MIP contain provisions approved by our shareowners so that the tax deductibility of amounts realized from the exercise of options granted under the Global Stock Incentive Plan and amounts paid under the Executive MIP will not be limited by Section 162(m). Although we intend to maximize the deductibility of compensation paid to executive officers, we also intend to maintain the flexibility to take actions we consider to be in ADC's best interests including, where appropriate, consideration of factors other than tax deductibility.

                      Jean-Pierre Rosso, Chairman
                      John A. Blanchard III
                      B. Kristine Johnson
                      John D. Wunsch

                      Members
                      Compensation Committee

Summary Compensation Table

        The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by our Chief Executive Officer and our four other most highly compensated executive officers for fiscal 2002.

		Annual Compensation				Long-Term Compensation
						Awards		Payouts
Name and Principal Position	Year	Salary[1] ($)	Bonus ($)		Other Annual Compensation[3]	Restricted Stock Award(s)[4] ($)	Securities Underlying Options[5] (#)	LTIP Payouts ($)	All Other Compensation[6]
Richard R. Roscitt Chairman of the Board, President and Chief Executive Officer	2002 2001 2000	924,000 656,385 0	0 1,500,000 0	[2]	1,537,366 23,150 0	1,872,000 0 0	2,207,108 2,440,702 0	0 0 0	801,252 64,520 0
Robert E. Switz Executive Vice President, Chief Financial Officer	2002 2001 2000	386,000 387,423 330,423	0 0 541,016		0 0 0	874,000 0 0	362,840 280,000 189,807	0 0 0	15,223 83,821 20,803
Lawrence S. Barker Vice President; President—Software Systems	2002 2001 2000	335,000 335,000 335,000	0 0 190,125		112,813 22,921 0	278,588 0 0	87,000 65,650 0	0 0 0	8,000 75,704 36,738
William F. O'Brien Vice President, Chief Marketing Officer	2002 2001 2000	290,000 131,244 0	0 125,000 0	[2]	52 0 0	327,750 200,003 0	52,000 270,000 0	0 0 0	1,060 0 0
Jo Anne M. Anderson Vice President; President—Systems Integration	2002 2001 2000	260,000 260,000 215,000	0 0 143,119		0 0 0	278,588 0 0	110,870 88,972 182,774	0 0 0	10,538 21,339 16,238

1
Amounts include allowances paid to the executive officers in lieu of us providing them with certain perquisites.
2
The bonus payments made to Mr. O'Brien in fiscal 2001 include a $75,000 hiring bonus and a $50,000 minimum MIP payment agreed upon when he was hired and in light of his departure from another company. The bonus paid to Mr. Roscitt in fiscal 2001 was a hiring bonus pursuant to the terms of his employment agreement, which is described later in this proxy statement.
3
The reported compensation for fiscal 2002 includes (a) payment by ADC totaling $37,366 for the cost of a medical physical and certain taxes associated with reimbursed temporary living and relocation expenses for Mr. Roscitt; (b) a "Restricted Cash Payment" of $1,500,000 to Mr. Roscitt that was conditional upon continued employment with ADC as provided in his employment agreement, which is described later in this proxy statement; (c) $112,813 paid to Mr. Barker for payment of additional taxes associated with his assignment in a foreign country; and (d) a payment to Mr. O'Brien of $52 for certain taxes.
4
On January 2, 2002 Mr. Roscitt received an award of 400,000 shares of restricted stock. On November 1, 2001 Messrs Switz, Barker, and O'Brien and Ms. Anderson also received awards of restricted stock in the amounts of 200,000, 63,750, 75,000 and 63,750 shares respectively. All of these awards were made under our Global Stock Incentive Plan and vest, contingent on continued employment with ADC, one-third on November 1, 2002 and an additional one-third on each of November 1, 2003 and 2004. The dollar amounts for restricted stock in the above chart represent the fair market value of the shares subject to the awards on the date the awards were made. As of October 31, 2002 the total number and value of each executive's unvested restricted stock holdings (based on the closing market price of our common stock on such date) were: Mr. Roscitt, 400,000 shares valued at $632,000; Mr. Switz, 200,000 shares valued at $316,000; Mr. Barker, 63,750 shares valued at $100,725; Mr. O'Brien, 75,000 shares valued at $118,500; and Ms. Anderson, 63,750 shares valued at $100,725.
5
The options granted in fiscal 2000 include stock options granted under our Global Stock Incentive Plan pursuant to our Executive Incentive Exchange Plan. All share amounts have been adjusted to reflect the two separate two-for-one stock splits declared by us during fiscal 2000.
6
$769,021 of the compensation reported for fiscal 2002 represents a payment associated with the relocation of Mr. Roscitt to Minnesota and reimbursement for temporary living and travel expenses to Mr. Roscitt. Reported compensation also includes the following employer contributions under our 401(k) Plan accrued during fiscal 2002: $4,769 to Mr. Roscitt; $11,000 to Mr. Switz; $8,000 to Mr. Barker; $646 to Mr. O'Brien; and $10,538 to Ms. Anderson. The reported compensation also includes the following amounts credited under our 401(k) Excess Plan during fiscal year 2002: $27,462 to Mr. Roscitt; $4,223 to Mr. Switz; $277 to Mr. O'Brien; $0 to Mr. Barker and $0 to Ms. Anderson. A $137 relocation payment for miscellaneous temporary living expenses also was made to Mr. O'Brien.

Options and Stock Appreciation Rights

        The following tables summarize option grants and exercises during fiscal 2002 to or by the executive officers named in the Summary Compensation Table above, and the value of the options held by these officers at the end of fiscal 2002. No stock appreciation rights, or "SARs," are held by these executive officers.

Option Grants in Fiscal 2002

	Individual Grants					Grant Date Value
	Number of Securities Underlying Options Granted (#)		% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date	Grant Date Present Value ($)[3]
Richard R. Roscitt	68,649 1,490,649 647,810	[1] [1] [1]	0.1607 3.4888 1.5162	4.3700 4.3700 4.6800	11/01/11 11/01/11 01/02/12	113,189 2,457,784 1,143,880
Robert E. Switz	22,886 339,954	[1] [1]	0.0536 0.7956	4.3700 4.3700	11/01/11 11/01/11	37,734 560,516
Lawrence S. Barker	22,883 62,117 2,000	[1] [1] [2]	0.0536 0.1454 0.0047	4.3700 4.3700 5.4200	11/01/11 11/01/11 12/07/11	37,730 102,419 4,090
William F. O'Brien	26,000 26,000	[1] [1]	0.0609 0.0609	4.3700 4.3700	11/01/11 11/01/11	42,869 42,869
Jo Anne M. Anderson	22,886 85,984 2,000	[1] [1] [2]	0.0536 0.2012 0.0047	4.3700 4.3700 5.4200	11/01/11 11/01/11 12/07/11	37,734 141,771 4,090

1
The options granted to our named executive officers vested with respect to one-third of the grant on October 31, 2002. The remaining shares underlying the options vest in 12.5% increments on the last day of each successive three-month period as long as the executive is still an employee as of these dates, such that the entire option will be fully vested as of October 31, 2004.

2
The options granted to our named executive officers vested with respect to one-third of the grant on December 7, 2002. The remaining shares underlying the options vest in 12.5% increments on the last day of each successive three-month period as long as the executive is still an employee as of these dates, such that the entire option will be fully vested as of December 7, 2004.

3
These amounts represent the estimated fair value of stock options, measured at the date of grant using the Black-Scholes option pricing model. There are four underlying assumptions used in developing the grant valuations: an expected volatility of 67.02%; an expected term to exercise of 4.25 years for all stock option grants; a risk-free rate of return of 2.43% for the expected term of the option; and no dividend yield. The valuation was adjusted for risk of forfeiture in light of a company-wide turnover rate of 20%. The actual value, if any, an executive officer may realize will depend on the amount by which the stock price exceeds the exercise price on the date the option is exercised. Consequently, there is no assurance that the value realized by an executive officer will be at or near the value estimated above. These amounts should not be used to predict stock performance.

Aggregated Option Exercises in Fiscal 2002 and
Value of Options at End of Fiscal 2002

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Unexercised Options at End of Fiscal 2002 (#) (Exercisable/Unexercisable)	Value of Unexercised In-the-Money Options at End of Fiscal 2002 ($) (Exercisable/Unexercisable)[1]
Richard R. Roscitt	0	0	1,238,253/3,409,557	0/0
Robert E. Switz	0	0	1,653,097/398,498	0/0
Lawrence S. Barker	0	0	524,549/292,901	0/0
William F. O'Brien	0	0	107,333/214,667	0/0
Jo Anne M. Anderson	0	0	611,371/148,181	0/0

1
Value determined by subtracting the exercise price per share from the market value per share of our common stock as of the last day of fiscal 2002 of $1.58.

Pension and Retirement Plans

        We maintain a Pension Excess Plan, which is intended to compensate employees designated at the discretion of our Board of Directors for the amount of benefits lost under the defined benefit Pension Plan (which was terminated on December 31, 1997) as a result of their participation in our Deferred Compensation Plan (which permits employees to defer payments made to them under the MIP until retirement) and the Executive Incentive Exchange Plan, and for the amount of benefits that could not be paid from the Pension Plan due to maximum benefit and compensation limitations under the Internal Revenue Code. Upon termination of employment, participants in the Pension Excess Plan receive a lump-sum payment equal to the amount of these benefits. Benefits payable under the Pension Excess Plan were frozen as of January 5, 1998, and participation in the Pension Excess Plan is limited to existing participants as of December 31, 1997. Messrs. Roscitt, O'Brien and Barker are not eligible to participate in the Pension Excess Plan. The estimated annual benefits payable under the Pension Excess Plan to Messr. Switz and to Ms. Anderson upon normal retirement at age 65 are $5,485 and $1,242, respectively.

Change in Control and Termination of Employment Arrangements

        We maintain an Executive Change in Control Severance Pay Plan (or "Severance Plan") to provide severance pay in the event of a "change in control" (as defined in the Severance Plan) of ADC for executive officers (including those named in the Summary Compensation Table) and certain other high-level executives. The Severance Plan provides for severance payments to eligible employees whose employment is terminated, either voluntarily with "good reason" (as defined in the Severance Plan) or involuntarily, during the two-year period following a change in control. The amount of severance pay to be received by the Chief Executive Officer is three times such person's annual base salary and annual target bonus, and for other eligible executives is two times their annual base salary and target bonus. The Severance Plan also provides for payment of a pro rata portion of the employee's bonus under the MIP or other applicable incentive bonus plan for the year in which employment termination occurs. Payment will be made in a lump sum upon termination of employment. Under the Severance Plan, any severance payment to an eligible executive is increased by the amount, if any, necessary to take into account any additional taxes as a result of such payments being treated as "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code. If there had been a change in control as of the end of fiscal 2002 and the employment of the executive officers named in the Summary Compensation Table above had been immediately terminated, then Messrs. Roscitt, Switz, Barker and O'Brien and Ms. Anderson would have been entitled to receive lump-sum payments upon termination of $6,300,000, $1,517,000, $1,283,750, $1,022,000 and $912,500, respectively, pursuant to the terms of the Severance Plan. These amounts do not take into account any increases necessary to compensate such individuals for additional taxes resulting from the application of Section 280G of the Internal Revenue Code or bonus payments under the MIP.

        We have other compensatory arrangements with our executive officers relating to a change in control of ADC. All stock option agreements outstanding under our employee stock option plans provide for the acceleration of exercisability of options upon a change in control (or, in certain cases, only if the optionee's employment is terminated without cause within two years following a change in control). In addition to stock options, our Compensation Committee has granted restricted stock awards to some of our executive officers. These restricted stock award agreements provide for accelerated vesting of all outstanding shares of restricted stock following a change in control.

        The Compensation Committee also has approved severance guidelines for executive officers who may be terminated involuntarily without cause in fiscal 2003 outside of the change-in-control context. These guidelines provide for a severance payment ranging from nine to 15 months of base salary and two months of continued employee benefits. In connection with our recruitment of Mr. O'Brien, we agreed to provide a severance payment of 18 months or 12 months of base salary if his employment was terminated involuntarily without cause within 16 months or between 16 and 36 months, respectively, from his start date. This individual severance commitment is coextensive with, and not in addition to, our general severance guidelines for executive officers.

Employment Agreements

        On January 28, 2001, we entered into an employment agreement with Mr. Roscitt in conjunction with his appointment as Chief Executive Officer effective February 15, 2001. Among the factors considered by us in entering into this agreement were competitive practices for recruiting high-caliber CEO candidates from outside the organization, compensation levels for CEO positions at comparable companies, and the amount and nature of compensation that Mr. Roscitt could forfeit by leaving his former employer. In light of the economic downturn impacting the telecommunications industry, Mr. Roscitt requested an amendment to his employment agreement, which was approved by the Compensation Committee and entered into on November 27, 2002. Taking into account existing market conditions, the amendment, as described below, adjusted certain benefits that Mr. Roscitt might otherwise be entitled to receive with respect to fiscal 2002 and fiscal 2003.

        Mr. Roscitt's agreement provides for a base salary of $900,000 per year (subject to upward adjustment by the Compensation Committee) and a target incentive bonus of 100% of base salary based upon performance. In connection with the amendment to his employment agreement, Mr. Roscitt agreed that his base salary would not be adjusted upward in fiscal 2003 and also agreed that he would receive no performance-based incentive compensation with respect to fiscal 2002. The agreement also provides for annual cash payments on February 15th of each year that commenced in 2002 and continue through 2005, provided Mr. Roscitt remains employed by ADC on those dates (the "Restricted Cash Payments"). In 2002 Mr. Roscitt received a Restricted Cash Payment of $1.5 million in accordance with this agreement. He is scheduled to receive Restricted Cash Payments of $1.33 million, $1.33 million and $1.34 million in 2003, 2004 and 2005, respectively. In addition to an initial stock option grant, the agreement provided Mr. Roscitt with the right to receive minimum option grants at the beginning of each of fiscal 2002 and fiscal 2003. Under the amendment to the agreement, however, Mr. Roscitt waived his right to the full 2003 option grant and instead received a less valuable option grant for this year. Consistent with our practice with respect to other selected senior officers regarding fiscal 2003, the amendment also provided Mr. Roscitt with a grant of restricted stock.

        Mr. Roscitt's employment agreement has no specified term, but provides that if he is terminated without "cause" or voluntarily terminates his employment with "good reason" (as these terms are defined in the agreement), he is entitled to receive a severance payment of two times his base salary and target bonus amount, any unpaid Restricted Cash Payments and, if such termination occurs prior to February 28, 2004, an additional cash payment ranging from $2 million to $8 million depending on the exact date of his termination. If there is a change in control of ADC and Mr. Roscitt is not elected the Chairman and Chief Executive Officer of the combined company, Mr. Roscitt is entitled to the payments under our Severance Plan described above, any unpaid Restricted Cash Payments and accelerated vesting of stock options in accordance with the terms of the agreements governing his options. The agreement also provides for expense reimbursement and general employee benefits, and contains nondisclosure and noncompetition covenants. Pursuant to the amendment to Mr. Roscitt's employment agreement upon any employment termination made without "cause" or voluntarily made by Mr. Roscitt for "good reason," including a termination pursuant to a change in control scenario, or in the event of Mr. Roscitt's death or disability, all stock options granted Mr. Roscitt after October 31, 2002 shall become fully vested and remain exercisable for a period of three years, and any shares of restricted stock held by Mr. Roscitt also shall become fully vested.

COMPARATIVE STOCK PERFORMANCE

        The table below compares the cumulative total shareowner return on our common stock for the last five fiscal years with the cumulative total return on the S&P 500 Index and the S&P 500 Telecommunications Equipment Index over the same period (assuming the investment on October 31, 1997 of $100 in our common stock, the S&P 500 Index and the S&P 500 Telecommunications Equipment Index and reinvestment of all dividends).

Total Return

1
Total return calculations for the Standard & Poor's 500 Index were performed by Standard & Poor's Compustat.

2
Total return calculations for the Standard & Poor's 500 Telecommunications Equipment Index (consisting of ADC and 10 other telecommunications equipment manufacturers in our competitive space) were performed by Standard & Poor's Compustat.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership of our common stock and other equity securities of ADC with the Securities and Exchange Commission. Executive officers, directors and greater-than-10%

shareowners are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. Jo Anne M. Anderson and Lawrence S. Barker were appointed as officers of ADC in fiscal 2002. The Form 3 reports for Ms. Anderson and Mr. Barker each understated the amount of a single grant of stock options and subsequently were amended. Also, John D. Wunsch, a director of ADC, had one late Form 4 report filing relating to a single distribution of 75 shares of ADC from a limited liability company in which he held an interest. To our knowledge, based solely on a review of the copies of Section 16(a) reports furnished to us during fiscal 2002, all other Section 16(a) filing requirements applicable to our executive officers, directors and greater-than-10% beneficial owners were satisfied in fiscal 2002.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        We are party to a series of equipment purchase and software licensing and maintenance agreements with Allegiance Telecom, Inc. and one or more of its subsidiaries. Under these contracts, Allegiance has purchased equipment and licensed software from us. Charles D. Yost, one of our directors, is the Chief Operating Officer and a director of Allegiance Telecom, Inc. We believe that the terms of these transactions are consistent with market conditions. In fiscal 2002, we issued invoices to Allegiance totaling approximately $3.7 million.

        We are party to certain agreements with Velocita Corp., a company which filed for bankruptcy in June 2002. Under these contracts, we have licensed software and provided related services to Velocita Corp. Robert Annunziata, one of our directors, served as the Executive Chairman and a director of Velocita Corp. during part of fiscal 2002. He has resigned from these positions. We believe the terms of our agreements with Velocita, which were entered into prior to Mr. Annunziata joining our Board, are consistent with market terms and conditions. During fiscal 2002 we invoiced Velocita approximately $135,000 and the total amount owing to us by Velocita presently is approximately $400,000.

PROPOSAL TO AMEND THE GLOBAL STOCK INCENTIVE PLAN
TO APPROVE A STOCK OPTION EXCHANGE PROGRAM

        Our Board of Directors has determined that it would be in the best interests of ADC's shareowners to implement a stock option exchange program. We believe this program will enhance long-term shareowner value by improving our ability to incent and retain our employees and by reducing the total number of options outstanding. Under this program, our employees will be given a one-time opportunity to exchange some or all of the eligible stock options they currently hold for a lesser number of options at a new exercise price that is expected to be determined in late December 2003. Our five most highly compensated executive officers named in this proxy statement and members of our Board of Directors will not be eligible to participate in this program.

        We believe that to enhance long-term shareowner value we need to implement and maintain competitive employee compensation, incentive and retention programs. Stock options have been, and continue to be, a key part of our employee compensation, incentive and retention program. Stock options motivate and reward our employees' efforts toward the growth and success of our business. By granting stock options to talented employees, we align their interests with those of our shareowners, incent them to grow long-term shareowner value and encourage their long-term employment with us.

        As a result of the severe economic slowdown of the past two years in the telecommunications sector, a significant number of our employees (and the employees of our participating subsidiaries) hold stock options with exercise prices that greatly exceed the current market price of our common stock. Consequently, these options no longer provide the long-term incentive and retention objectives they were intended to provide.

        The proposed exchange program is intended to remedy this situation by providing employees an opportunity to exchange eligible options for a lesser number of new options with a new exercise price equal to the closing price of our common stock on the date the new option is granted, which is expected to be in late December 2003. The new options would also have a new vesting schedule, meaning that employees would have to continue their employment in order to realize any benefit from the new options. To meet our need to provide incentive and retention objectives for our employees while simultaneously protecting the interests of shareowners by reducing the number of outstanding stock options, we have structured the program to be a "value-for-value" exchange, meaning that employees who elect to participate must exchange a number of old options with a value that approximates or is greater than the value of the number of new options they receive in the exchange.

        To achieve the accounting treatment we desire for the program, we cannot commence the program until at least six months and one day have elapsed since our last option grant date to eligible employees. Because our last option grants to eligible employees occurred in late November 2002, if the exchange program is approved by shareowners, we expect to offer the program to employees in June 2003. Employees will have 20 business days (or longer if we so determine) to elect to participate. The new options issued in exchange for the surrendered options will not be granted until at least six months and one day after the exchange offer period expires. Thus, we expect the new options to be granted in late December 2003.

        Because there will be an approximate three-month delay between the date of the 2003 annual meeting of shareowners and the date the exchange program will commence, we have designed the program to allow for changes in the market price of our common stock during this period, which is explained in the detailed discussion below.

        Under all possible exchange ratio scenarios, the exchange program would reduce the number of shares currently covered by outstanding options. For example, based upon the exchange ratios that would be used if our common stock was valued at $2.00 per share shortly before the exchange offer commenced, if all eligible employees were to surrender all of their eligible stock options in the program, we would have 28,816,040 fewer stock options outstanding after the exchange is completed, and outstanding options would equal approximately 10.8% of our shares outstanding on a fully diluted basis, in comparison to 13.5% as of December 31, 2002. The actual net reduction in options outstanding and options outstanding as a percentage of total shares outstanding will depend on a variety of factors, including the level of participation in the exchange program, the final exchange ratios and any forfeitures or new grants under our existing option plans.

        In February 2001, in an effort to ensure sound corporate governance principles, we amended our Global Stock Incentive Plan to prohibit expressly a stock option exchange such as the proposed exchange program unless the advance approval of shareowners was obtained. Accordingly, we are requesting shareowner approval to implement the exchange program.

Description of Stock Option Exchange Program

        Outstanding Options Eligible for Exchange.    As of December 31, 2002, the employees eligible for the exchange program held options to purchase a total of 85,392,323 shares. The vast majority of these options have been granted under our Global Stock Incentive Plan, which has been our primary stock option plan since 1991. In 2001, we created the 2001 Special Stock Option Plan and made a one-time grant to non-executive employees of options to acquire an aggregate of 9,523,500 shares to deal with acute retention and compensation considerations. As of October 31, 2002, the number of shares subject to options under this plan had decreased to 6,661,500 due to cancellations caused by employment terminations. We also have several acquisition-related stock option plans, which we used to convert outstanding options of acquired companies into options to acquire our common stock. Those acquisition plans under which there are outstanding options that could be eligible for the option exchange are: ADC/Altitun AB Stock Option Plan, ADC/BAS Stock Plan, ADC Telecommunications, Inc./CommTech Corporation 1997 Equity Incentive Plan, 1997 NewNet, Inc. Stock Option Plan, ADC/Pairgain Technologies, Inc. 1993 Stock Option Plan, ADC/Saville Share Option Plan, ADC/Spectracom 1997 Stock Option Plan, ADC/Teledata Key Employee Option Plan (1994-1997), and ADC/Teledata Key Employee Option Plan (1998).

        We intend to make outstanding options under the plans described above eligible for the exchange program if they meet the following specific criteria:

  •
  Must be held by an eligible employee;

  •
  Must have an exercise price of $4.00 per share or higher; and

  •
  Must have an expiration date on or after January 1, 2004.

        Of the total of 85,392,323 options held by eligible employees as of December 31, 2002, options to acquire 53,427,719 shares met these specific criteria.

        Eligible Employees.    We expect to offer the exchange program to all of our employees and the employees of our participating subsidiaries who hold eligible stock options, other than our five highest paid executive officers named in this proxy statement, members of our Board of Directors, former employees and retirees. If implementation of the program is not feasible or practical in certain non-U.S. jurisdictions, however, we may exclude employees in these countries from the program. As of December 31, 2002, approximately 3,643 employees worldwide held options eligible for exchange through the program. Participation in the program is voluntary.

        To be an eligible employee, the individual must be employed by us or by a participating subsidiary on the last day of the exchange offer period. If an eligible employee who surrenders options in the program is not employed by us or a participating subsidiary on the date of grant of the replacement options, that employee will not receive any replacement options, except in the event of the employee's death or employment termination as a result of certain company actions, in which case the former employee (or his or her estate) will receive 20% of the number of options he or she would have otherwise received.

        Exchange Ratio.    Under the exchange program, a series of exchange ratios has been established such that, based on the valuation methodology described below, the value of the old options surrendered is equal to or greater than the value of the new options granted. In all cases, an optionholder will be required to surrender a greater number of existing stock options than the number of new stock options issued in this exchange.

        The exact number of outstanding options an employee must surrender in order to receive one new replacement option will be determined as described below based on the Black-Scholes option valuation model, which is a widely recognized and accepted method to determine the value of a stock option. The Black-Scholes valuation model takes into account a number of variables, including current stock price, stock volatility, risk-free rate of return, historical dividend yield and the duration and vesting provisions of the options being valued.

        In determining the exchange ratios, these Black-Scholes valuation factors, except for the current market price of ADC common stock, were based on information available as of November 1, 2002. Because the exchange will not commence until June 2003, we have elected to have our valuation methodology take into account changes in our stock price that occur between November 1, 2002 and the time at which the exchange offer is commenced. We have relied on Frederic W. Cook & Co., a nationally recognized independent compensation-consulting firm, in determining the appropriate option values and exchange ratios based on the valuation methodology described above. In addition, in order to ensure that shareowners' interests have been protected, we have increased the exchange ratios as determined by this valuation methodology by .25 of a share, which effectively requires participating employees to surrender more options than would be required under a traditional "value-for-value" exchange.

        Using this valuation methodology and the table below, we will determine the actual exchange ratios to be used in the exchange program based on the fair market value of our common stock before the time the exchange offer is commenced. For such purpose, the fair market value of our common stock will be the average of the closing prices of the common stock over a period of 20 consecutive trading days ending no earlier than 45 days and no later than 25 days prior to the commencement of the exchange offer (the "Current Stock Price").

        We have set forth in the following table the exchange ratios that we will use for the program based on Current Stock Prices of $1.00, $2.00, $3.00, $4.00, $5.00 and $7.50 per share. If the exchange ratio for an option is denoted as "N/A," such option will not be eligible for the exchange program because of a significant increase in the fair market value of our common stock. If the actual Current Stock Price is between the Current Stock Prices listed in the table below, the final exchange ratios will be determined by interpolating between these prices and rounding to the nearest ..25 of a share.

Exchange Ratios for a Current Stock Price of
Tier
	Current Exercise Price	$1.00/share	$2.00/share	$3.00/share	$4.00/share	$5.00/share	$7.50/share
1	$4.00–5.49	2.00 to 1	1.50 to 1	N/A	N/A	N/A	N/A
2	$5.50–7.99	3.00 to 1	2.00 to 1	1.75 to 1	N/A	N/A	N/A
3	$8.00–14.99	6.00 to 1	3.25 to 1	2.25 to 1	2.00 to 1	1.75 to 1	N/A
4	$15.00 or higher	11.25 to 1	5.50 to 1	3.75 to 1	3.00 to 1	2.75 to 1	2.00 to 1

        If the actual Current Stock Price is below $1.00 per share, the exchange ratios will be increased appropriately using the same valuation methodology described above. Our Board of Directors has determined that the exchange program will be cancelled in its entirety if the Current Stock Price is greater than $7.50 per share.

        Regardless of the final exchange ratios, to participate in the program, an employee must select the lowest tier at or above which he or she will voluntarily surrender all outstanding options. For example, based on the exchange ratios above, an employee might decide to surrender all options in Tier 2 and above (i.e., exercise price of $5.50 or higher). Another employee might surrender all options in Tier 4 only. An employee could not elect to surrender options in Tiers 2 and 4 without also surrendering all options in Tier 3.

        Grant of New Options.    We currently expect that the new options will be issued on the first business day that is at least six months and one day after the cancellation of the old options. Regardless of the plan under which the old options were granted, all new options will be granted under our Global Stock Incentive Plan. All new options granted under the exchange program will be non-qualified stock options for U.S. federal income tax purposes. The new options will have the following terms and conditions unless otherwise required or deemed advisable under local laws outside the United States:

  •
  Exercise Price.    All new options will be granted with an exercise price equal to the average of the high and low price of our common stock on The NASDAQ Stock Market on the date of grant, which is expected to be on or about December 29, 2003.

  •
  Vesting.    The new options will vest 25% on the six-month anniversary of the date of grant, and an additional 25% will vest at the end of each subsequent six-month period. Therefore, the options will be fully vested two years from the date of grant.

  •
  Term.    Each new option will have a term of seven years from the date of grant, which represents the weighted average remaining term of all eligible options rounded to the nearest whole year.

  •
  Other Terms and Conditions.    All other terms and conditions of the new options will be consistent with the terms of our Global Stock Incentive Plan and our standard non-qualified stock option agreement.

        The shares of common stock for which the new options will be exercisable have been registered with the Securities and Exchange Commission.

Implementation of the Stock Option Exchange Program

        Our Board of Directors authorized the exchange program in December 2002, upon the recommendation of the Compensation Committee, subject to shareowner approval. As described above, the program is expected to commence in June 2003. If the shareowners approve the program, then beginning in June 2003, eligible employees will be offered the opportunity to participate in the program under an Offer of Exchange filed with the U.S. Securities and Exchange Commission and distributed to all eligible employees. Employees will have an election period of at least 20 business days to accept the offer to receive new options in exchange for the surrender of some or all of their existing options. Employees who choose to participate in the program must select the lowest tier at and above which they wish to voluntarily surrender existing options. All options with an exercise price at or above the lowest exercise price in that tier must be surrendered and will be cancelled on the last day of the election period. Replacement options will be granted on the first business day that is at least six months and one day after the cancellation of the old options, which we expect to be on or about December 29, 2003. If circumstances change prior to the implementation of the stock option exchange program, the Board will have the authority, in its discretion, to terminate or postpone the exchange program for up to three months.

Accounting Treatment

        We have structured the program to comply with existing U.S. Financial Accounting Standards Board guidelines so that we will avoid any variable accounting compensation charges against our earnings. In other words, we expect to receive the same accounting treatment for the new options as we receive for currently outstanding options that are surrendered in the exchange. We are aware that accounting standards in this area may change prior to the commencement of the exchange offer or the issuance of the new options. Accordingly, we may not realize the intended accounting treatment or we may modify the program as necessary to ensure the same accounting treatment or terminate the offer if the desired accounting treatment cannot be obtained.

Income Tax Consequences

        The exchange is intended to be treated as a non-taxable exchange for U.S. federal income tax purposes. Therefore, participating employees are not expected to recognize any income for U.S. federal income tax purposes upon the grant of the new options. The tax consequences for participating non-U.S. employees may differ from the U.S. federal income tax consequences described above.

New Plan Benefits

        Because the decision whether to participate in the exchange program is completely voluntary, we are not able to predict who will participate or how many options employees will elect to exchange. As mentioned previously, our five most highly compensated executive officers in fiscal 2002, members of our Board of Directors, former employees and retirees are not eligible to participate in the program. The following table indicates the maximum number of options that would be cancelled and the maximum number that would be reissued at the exchange ratio based on a $2.00 per share Current Stock Price, assuming all of our eligible employees elect to participate in the exchange program.

	Maximum Number of Shares of Stock Underlying Existing Options that May Be Cancelled	Maximum Number of Shares of Stock Underlying New Options that May Be Granted
All Eligible Employees (Other than Executive Officers) as a Group	50,708,266	23,552,794
All Executive Officers (Other than the Named Executive Officers) as a Group	2,719,453	1,058,885

Effect on Shareowners

        We are not able to predict with certainty the impact the exchange program will have on our shareowners, because we are unable to predict how many employees will exchange their options or what the future market price of our common stock will be. There is a risk that employees will not view the stock option exchange program as a sufficient incentive to motivate and retain them as employees. Also, if the price of our common stock increases after the new options are granted, then optionholders will be more likely to exercise the new vested options than the current vested options, and the exercises are likely to occur earlier. As additional shares of our common stock are issued upon option exercises, existing shareowners will be proportionately diluted. For illustrative purposes, if all eligible employees were to surrender all of their eligible options at an exchange ratio based on a $2.00 per share Current Stock Price, then after the completion of the exchange we would have 28,816,040 fewer stock options outstanding. Following such an exchange outstanding options therefore would represent approximately 10.8% of our outstanding shares on a fully diluted basis versus 13.5% as of December 31, 2002.

Proposed Plan Amendment

        Our Global Stock Incentive Plan currently prohibits us from reducing the exercise price of any outstanding stock option (including through the cancellation and exchange of outstanding options for new options with a lower exercise price) without shareowner approval. Therefore, we are seeking your approval to amend the Global Stock Incentive Plan to provide for the implementation of the exchange program on a one-time basis. The text of the proposed amendment is set forth in Appendix B.

Board Recommendation and Shareowner Vote Required

        The Board of Directors recommends that you vote FOR approval of the proposal to amend the Global Stock Incentive Plan.

        Unless otherwise directed, the persons named in the accompanying proxy card intend to vote the proxies held by them in favor of the proposal. The affirmative vote of the holders of a majority of the shares of common stock present and entitled to vote at the annual meeting on this item of business is required for the approval of the proposal (provided that the number of shares voted in favor of the proposal constitutes more than 25% of the outstanding shares of our common stock). If a shareowner abstains from voting on this proposal, then the shares held by that shareowner will be deemed present at the annual meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to this proposal, but will not be deemed to have been voted in favor of this proposal. If a broker returns a "non-vote" proxy indicating a lack of authority to vote on this proposal, then the shares covered by the broker non-vote will be deemed present at the meeting for purposes of determining a quorum, but not present for purposes of calculating the vote with respect to this proposal.

EQUITY COMPENSATION PLANS

        The following table summarizes share and exercise price information about our equity compensation plans as of October 31, 2002. The table does not take into account any potential impact of the proposed option exchange program relating to our Global Stock Incentive Plan that may be approved by our shareowners at the annual meeting.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders[1]	91,411,687	$9.9176	68,946,889
Equity compensation plans not approved by security holders[2]	16,222,831	$7.3886	7,196,101
Total	107,634,518	$9.5365	76,142,990

1
Includes stock available for issuance under our Global Employee Stock Purchase Plan as well as options granted and shares that may become subject of future awards under our Global Stock Incentive Plan. Specifically, 12,883,828 shares remain available for issuance under our Global Employee Stock Purchase Plan. Under our Global Stock Incentive Plan 56,063,061 shares may become the subject of future awards in the form of stock option grants, awards of stock appreciation rights or, subject to a limit of 4,000,000 shares, the issuance of restricted stock.

2
Includes options granted under the following plans that have not been approved by our shareowners: (a) the 2001 Special Stock Option Plan (the "2001 Special Plan") and (b) plans created by us in connection with our acquisitions of each of the following companies: CommTech Corporation in fiscal 2001; Altitun AB, Broadband Access Systems, Inc., Centigram Communications, Inc., NVision, Inc. and PairGain Technologies, Inc. in fiscal 2000; Saville Systems, Inc., Teledata Communications Ltd. and Spectracom, Inc. in fiscal 1999; and NewNet, Inc. in fiscal 1998 (the "Acquisition Plans"). In certain instances the plans of the acquired companies that the Acquisition Plans replaced were approved by the shareowners of the acquired companies. Each Acquisition Plan was created by us to preserve the benefit of the outstanding options of the company we were acquiring on the same general terms and conditions under which these options were initially granted. At the time we closed an acquisition we would convert the options then outstanding under the acquired company's option plan using an agreed conversion ratio into options to acquire shares of our common stock under the applicable Acquisition Plan. While options legally do remain available for grant under the Acquisition Plans, no future options will be issued under any of the Acquisition Plans. As of October 31, 2002 options to purchase an aggregate of 9,561,331 shares of common stock at a weighted average price of $8.7601 and an average remaining term of approximately 5.9 years were outstanding under the Acquisition Plans. Set forth below are the material features of the 2001 Special Plan.

2001 Special Plan

        Our 2001 Special Plan was adopted by our Board of Directors to address acute retention and compensation considerations associated with the economic downturn in the telecommunications industry that has impacted our company. The 2001 Special Plan was designed to assist us in retaining and incenting our non-executive employees. Officers and directors of ADC are not eligible to receive awards under this plan. All of the outstanding option awards were granted on December 7, 2001. No SARs are outstanding presently under the plan as of this date. An aggregate of 2,476,500 shares of common stock remain available for awards under the 2001 Special Plan. We presently, however, do not intend to make any further awards in the future under the 2001 Special Plan.

        An aggregate of 12,000,000 shares of common stock initially were reserved for awards under the 2001 Special Plan and as of the date of this proxy statement 2,476,500 shares remain available for awards. Awards may be granted in the form of non-qualified stock options or SARs. Shares which correspond to awards may not become the subject of any future award if the original award pertaining to the shares is forfeited or terminated or if any of such shares are utilized to make payment of any purchase price upon an exercise of the original award. As of October 31, 2001 options to purchase 6,661,500 shares of common stock with a weighted average price of $5.42 were outstanding under the plan.

        The terms and conditions of awards under the 2001 Special Plan are determined by the Compensation Committee or by our full Board, except that the exercise price of any option award or base price of any SAR award may not be less than the fair market value of our common stock on the date the award is granted, and the term of any option may not exceed 10 years. All options presently outstanding under the 2001 Special Plan vested with respect to one-third of the grant on December 7, 2002. The remaining shares underlying the outstanding options vest in 12.5% increments on the last day of each successive three-month period as long as the employee remains employed by us as of these dates, such that the options will be fully vested as of December 7, 2004.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        The Audit Committee of the Board of Directors is responsible for overseeing management's financial reporting practices and internal controls. The Audit Committee is composed of four outside directors, all of whom meet the independence requirements of the applicable NASDAQ listing standards.

        The Audit Committee acts under a written charter that was first adopted and approved by our Board of Directors on August 1, 2000. A copy of our amended and restated charter approved on December 10, 2002 is attached to this proxy statement.

        In connection with our consolidated financial statements for the fiscal year ended October 31, 2002, the Audit Committee has:

  •
  reviewed and discussed the audited financial statements with management and with representatives of Ernst & Young LLP, our independent auditors;

  •
  discussed with our independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees); and

  •
  received from our independent auditors the disclosures regarding Ernst & Young LLP's independence as required by Independence Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed the independence of Ernst & Young LLP, including the compatibility of non-audit services with the auditors' independence, with representatives of our independent auditors.

        Based on these actions, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2002, and filed with the Securities and Exchange Commission.

                      John D. Wunsch, Chairman
                      John A. Blanchard III
                      Larry W. Wangberg
                      Charles D. Yost

                      Members
                      Audit Committee

INDEPENDENT PUBLIC ACCOUNTANTS

        On May 21, 2002, our Board of Directors, with the unanimous recommendation of our Audit Committee of the Board, dismissed Arthur Andersen LLP ("Andersen") as our independent public accountants. The audit reports of Andersen on our consolidated financial statements for the fiscal years ended October 31, 2001 and 2000 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

        During our fiscal years ended October 31, 2001 and 2000 and through the date of Andersen's dismissal (a) there were no disagreements with Andersen on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Andersen's satisfaction, would have caused Andersen to make reference to the subject matter of such disagreement in connection with Andersen's report on our consolidated financial statements for such years; and (b) there were no reportable events as listed in Item 304(a)(1)(v) of Regulation S-K.

        We provided Andersen with a copy of the foregoing disclosures and Andersen in turn provided a letter dated May 22, 2002, stating its agreement with such statements. Such letter is attached to this proxy statement as Appendix C.

        Also on May 21, 2002, our Board of Directors, with the unanimous recommendation of our Audit Committee, appointed Ernst & Young LLP ("Ernst & Young") as our independent public accountant for our fiscal year ending October 31, 2002. During fiscal 2000 and 2001 and through the date we appointed Ernst & Young as our accountant, neither us nor anyone acting on our behalf consulted Ernst & Young with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events listed in Item 304(a)(2)(ii) of Regulation S-K.

        We intend to reappoint Ernst & Young to audit our books and records for our fiscal year ended October 31, 2003. Representatives of Ernst & Young LLP will be present at the annual meeting with the opportunity to make a statement if they desire and will be available to respond to questions following the conclusion of the meeting.

DISCLOSURE OF FEES PAID TO INDEPENDENT AUDITORS

        The aggregate fees billed by Andersen and Ernst & Young for professional services rendered in fiscal 2002 were:

  Audit Fees:    $390,000 by Ernst & Young for services rendered for the annual audit of our consolidated financial statements for fiscal 2002 and quarterly reviews of the financial statements included in our Form 10-Qs and $37,000 by Andersen for quarterly reviews of the financial statements included in our Form 10-Qs.

  Audit Related Fees:    $610,000 by Ernst & Young for services relating to statutory audits of our various benefit plans and non-U.S. subsidiaries and financial accounting advice relating to particular transactions.

  Financial Information Systems Design and Implementation Fees:    No such services were rendered.

  All Other Fees:    $1,243,000 by Andersen for non-financial statement accounting services, including approximately $1,000,000 for tax advisory services, with the remainder allocated to accounting consultations and acquisition/divestiture-related services.

SHAREOWNER PROPOSALS FOR THE NEXT ANNUAL MEETING

        Shareowners wishing to present proposals to be considered at the 2004 annual shareowners' meeting are to deliver the proposals so they are received by us by no later than October 1, 2003 at ADC Telecommunications, Inc., Attn: Chief Legal Officer, P.O. Box 1101, Minneapolis, MN 55440-1101. The proposals must be submitted in accordance with all applicable rules and regulations of the Securities and Exchange Commission no later than September 24, 2003. Shareowner proposals that are received by us after this date may not be presented in any manner at the 2004 annual shareowners' meeting.

OTHER MATTERS

        We know of no other matters to come before the annual meeting. If other matters are brought properly before the annual meeting, it is the intention of the persons named as proxies on the enclosed proxy card to vote as they deem in the best interests of ADC.

                      BY ORDER OF THE BOARD OF DIRECTORS

                      JEFFREY D. PFLAUM
                       Vice President, Chief Legal Officer and Secretary

January 22, 2003

APPENDIX A

ADC TELECOMMUNICATIONS, INC.
BOARD OF DIRECTORS

AUDIT COMMITTEE CHARTER
(as Amended and Restated effective December 12, 2002)

1.    Membership

  •
  A minimum of 3 members, each of whom shall be directors appointed by the full Board.

  •
  Chair appointed by full Board.

  •
  Members of the Audit Committee ("Committee") shall meet the independence and experience requirements of the Securities and Exchange Commission ("SEC") and The Nasdaq Stock Market, Inc. ("Nasdaq") (as such requirements may be modified or supplemented from time to time). All members of the Committee shall have an understanding of finance and accounting sufficient to be able to read and understand financial statements at the time of their appointment to the Committee. The Committee shall review the requirements regarding financial expertise under applicable rules of the SEC or Nasdaq (when such rules become effective) and make recommendations to the Board regarding such matters.

  •
  A member of management, normally the Company's Secretary, is appointed by the Committee to serve as non-voting Secretary to the Committee. The CFO's staff and other management employees are available to the Committee. The Internal Auditor reports directly to the Committee.

2.    Charter

        The Committee's primary duties and responsibilities shall be as follows:

  2.1
  Financial

  •
  Selects, evaluates and, when appropriate, replaces the independent auditors. The independent auditors are ultimately accountable to the Committee.

  •
  Pre-approve any services provided by the independent auditor. The Committee may designate a member of the Committee to represent the entire Committee for purposes of approval of non-audit series, subject to review by the full Committee at the next regularly scheduled meeting. The Company's independent auditors may not be engaged to perform any service prohibited by the Sarbanes-Oxley Act of 2002, the rules of the Public Company Accounting Oversight Board or the SEC.

  •
  Reviews audit plan of auditors and approves scope of services, fees and results of the auditor's annual audit.

  •
  Reviews the significant accounting and reporting principles and related policies and procedures.

  •
  Review internal controls.

  •
  Responsible for ensuring receipt from the independent auditors of a formal written statement delineating all relationships between the independent auditors and the Company, consistent with Independence Standards Board Standard No. 1 (as may be modified or supplemented). Also responsible for engaging in an active dialog with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditors and for taking any appropriate action to oversee the independence of the outside auditors.

  •
  Approves the appointment and termination or reassignment of the manager of internal audit.

  •
  Approves annual internal audit plans and reviews audit results. Reviews internal controls and recommends changes in other internal systems for efficiency or as otherwise indicated.

  •
  Annually prepares a report to shareholders as required by the SEC to be included in the Company's annual proxy statement.

  •
  Prior to the Company's releasing the year-end earnings, reviews and discusses the financial statements with management and discusses the results of the audit with the independent auditors. Discusses with the independent auditors the matters required to be communicated to audit committees in accordance with AICPA SAS 61, as amended by SAS 90, relating to the conduct of the audit.

  •
  Recommends to the Board that the audited financial statements be included in the annual report on Form 10-K to be filed with the SEC.

  •
  Communicates with the Company's management and the independent auditors each quarter to review the Company's quarterly financial statements and any significant issues relating thereto based upon the auditors' limited review procedures per AICPA SAS 71. Should the Committee as a group be unable to make such communications because of the lack of a quorum for a meeting or otherwise, then this task should be carried out by the Chair of the Committee.

  •
  Consider the independent auditors' judgment about the quality and appropriateness of the Company's accounting principles and critical accounting estimates as applied in its financial reporting.

  2.2
  Code of Business Conduct and Related Matters

  •
  Reviews the Company's Code of Business Conduct (the "Code of Conduct"). Reviews management's processes for ensuring compliance with the Code of Conduct and related policies as well as applicable laws. Reviews any significant issues related to compliance with the Code of Conduct or applicable laws.

  •
  The Committee and the full Board (acting only through its independent directors) shall each have the authority to grant waivers of the Code of Conduct with respect to officers of the Company after due consideration of all factors.

  •
  Establish and periodically review a Code of Ethics regarding financial and accounting matters for the Company's senior management, which may or may not be made a part of the Code of Conduct, as determined by the Committee.

  •
  Establish procedures for the receipt, retention, response to and treatment of any complaints received by the Company regarding accounting, internal controls or auditing matters, including confidential anonymous submissions by the Company's employees, regarding accounting, internal controls or auditing matters.

  2.3
  Litigation; Regulatory; Legal Affairs

  Reviews any significant litigation, regulatory proceedings or other legal matters in which the company is or may be involved, including related disclosure and reporting issues.

  2.4
  Risk Management

  •
  Periodically reviews the Company's insurance coverage and risk management plan including the information system back-up (disaster) plan.

  •
  Review process established by management to assess and manage risks.

  2.5
  Banking/Loans

  Unless otherwise assigned to a Board Finance Committee, bi-annually reviews the Company's lines of credit and the debt authorization. Approves the check authorization signature list and other signature policies as required.

  2.6
  Review of Charter

  Reviews and reassesses the adequacy of this Charter at least annually and submits any proposed changes to the Charter to the Board for approval. Has the Charter published in the Company's annual proxy statement at least once every three years in accordance with SEC regulations.

  2.7
  Related Party Transactions

  Unless reviewed by the full Board, reviews all related party transactions that, if consummated, would be required to be disclosed under applicable SEC rules.

  2.8
  Other

  The Committee shall review any proposed offer of employment by the Company to any person who was employed by the Company's independent auditor within the past three years if the proposed offer relates to the position of CFO, controller, chief accounting officer or equivalent position.

3.    Relationship to Board/CEO/CFO/Management

  3.1
  Reports to Board on results of audit committee meetings, including the annual independent audit, and on other issues as appropriate.

  3.2
  Communicates with CEO on evaluations of CFO and his staff.

  3.3
  Works closely with, but independently of, the CFO and his staff on Committee meeting agendas.

  3.4
  Advises CFO on evaluation of staff structure, performance and qualifications.

  3.5
  Reviews annual financial statements with management in connection with the Committee report to be included in the Company's annual proxy statement.

4.    Independent Advisors; Support of Committee

        The Committee is authorized to retain independent attorneys, consultants or other independent persons to advise and assist the Committee, as it deems appropriate. Management of the Company will also assist the Committee with its functions by providing information, recommendations or other support as needed or requested.

5.    Meetings

  5.1
  The Committee shall meet at least four times per year. The Committee Chair shall determine whether additional meetings are necessary or desirable in response to the needs of the Company or any issues that may arise.

  5.2
  At the request of the Committee, the Company's Chief Executive Officer and other selected executives shall meet regularly with the Committee to provide information to and to support the activities of the Committee as requested.

  5.3
  The Committee shall meet in executive session on a regular basis to provide an opportunity for private discussion of matters independent of management. The Committee shall also meet regularly in separate sessions with the Company's independent auditors and internal audit staff.

6.    General

  6.1
  The Committee shall report all significant Committee activities and findings to the Board with recommendations for action when appropriate.

  6.2
  The Committee shall perform such other functions that may be delegated by the Board from time to time.

APPENDIX B

TEXT OF PROPOSED AMENDMENT TO GLOBAL STOCK INCENTIVE PLAN

        The ADC Telecommunications, Inc. Global Stock Incentive Plan is hereby amended to permit, on a one-time basis, an exchange of outstanding options to purchase Common Stock, $.20 par value, of the Company, with an exercise price per share equal to or greater than $4.00 and an expiration date on or after January 1, 2004, whether or not such options were granted under the Plan (the "Eligible Options"), by employees of the Company, other than the Company's five most highly compensated executive officers named in the proxy statement for the Company's 2003 Annual Meeting of Shareholders, members of the Board of Directors, former employees, retirees and such employees in countries outside the United States as may be deemed ineligible for the exchange program, for replacement Options ("Replacement Options") to be granted under the Plan on a date that is at least six months and one day from the latest date on which an Eligible Option is validly surrendered. The Replacement Options will have an exercise price equal to the Fair Market Value of the Company's Common Stock on the date of grant.

        The exchange ratios for shares covered by Eligible Options surrendered in exchange for shares covered by Replacement Options shall be as follows, assuming a fair market value of the Company's Common Stock of $1.00, $2.00, $3.00, $4.00, $5.00 or $7.50 per share. For purposes of calculating the exchange ratios, the fair market value of the Common Stock will be the average of the closing prices of the Common Stock over a period of 20 consecutive trading days ending no earlier than 45 days and no later than 25 days prior to the commencement of the exchange program (the "Current Stock Price").

Tier	Current Exercise Price	$1.00/share Exchange Ratio	$2.00/share Exchange Ratio	$3.00/share Exchange Ratio	$4.00/share Exchange Ratio	$5.00/share Exchange Ratio	$7.50/share Exchange Ratio
1	$4.00–5.49	2.00 to 1	1.50 to 1	N/A	N/A	N/A	N/A
2	$5.50–7.99	3.00 to 1	2.00 to 1	1.75 to 1	N/A	N/A	N/A
3	$8.00–14.99	6.00 to 1	3.25 to 1	2.25 to 1	2.00 to 1	1.75 to 1	N/A
4	$15.00 or higher	11.25 to 1	5.50 to 1	3.75 to 1	3.00 to 1	2.75 to 1	2.00 to 1

        If the Current Stock Price is between the Current Stock Prices listed in the table above, the final exchange ratios will be determined by interpolating between these prices and rounding to the nearest .25 of a share. If the actual Current Stock Price is below $1.00 per share, the exchange ratios will be increased appropriately. The exchange program will be cancelled in its entirety if the Current Stock Price is greater than $7.50 per share.

        To participate in the stock option exchange program, an employee must surrender all of the Eligible Options issued to such employee with an exercise price at or above the lowest tier exercise price of Eligible Options the employee chooses to surrender.

        Each Replacement Option shall be a Non-Qualified Stock Option; shall vest 25% on the six-month anniversary of the date of grant, with an additional 25% vesting at the end of each subsequent six-month period; and shall have a term of seven years from the date of grant. All other terms of the Replacement Options shall be consistent with the Company's standard terms for Non-Qualified Stock Options granted under the Plan.

        All other terms and conditions of the stock option exchange program shall be determined in the sole discretion of the Board of Directors or the Compensation Committee.

APPENDIX C

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

May 22, 2002

Dear Sir/Madam:

        We have read the first, second and third paragraphs of Item 4 included in the Form 8-K dated May 22, 2002 of ADC Telecommunications, Inc., filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

PEF

cc: Robert E. Switz, Chief Financial Officer, ADC Telecommunications, Inc.

ADC TELECOMMUNICATIONS, INC.
NOTICE OF DELIVERY OF DOCUMENTS
TO EMPLOYEE-SHAREOWNERS VIA THE INTERNET

        In connection with the ADC Telecommunications, Inc. 2003 Annual Meeting of Shareowners, ADC is required to provide you with the following documents:

  •
  ADC's annual report to shareowners for its fiscal year ended October 31, 2002; and

  •
  ADC's proxy statement for its 2003 Annual Meeting of Shareowners filed with the Securities and Exchange Commission.

        ADC has chosen to provide these documents to you via an Internet web site, which you may access through your personal computer or at any of the employee computer kiosks set up around your worksite. To access the documents, go to http://www.adc.com/investor and click on the links entitled "2002 Annual Report" and "Proxy for the 2003 Annual Meeting."

        ADC will provide you with paper copies of any of these documents, without charge, upon your request. If you prefer to receive paper copies of one or more of the documents listed above, please contact:

Cynthia Zierath
Investor Relations
P.O. Box 1101 (MS0048)
Minneapolis, MN 55440-1101
telephone: (952) 917-0248
e-mail: cynthia_zierath@adc.com

        Providing these documents via the Internet is a fast and efficient way to distribute the documents. It also reduces significant costs of printing and distributing these documents through the mail.

ADC TELECOMMUNICATIONS, INC. 13625 TECHNOLOGY DRIVE EDEN PRAIRIE, MINNESOTA 55344	VOTE BY INTERNET—www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

 VOTE BY PHONE—1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

 VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to ADC Telecommunications, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	ADCTLC	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ADC TELECOMMUNICATIONS, INC.

  Vote on Directors

  1.
  The election of three directors for terms expiring in 2006 and one director for a term expiring in 2005.

  Directors with Terms Expiring in 2006

  01) John A. Blanchard III
  02) B. Kristine Johnson
  03) Jean-Pierre Rosso

  Director with Term Expiring in 2005

  04) Mickey P. Foret

For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for fewer than all of the director nominees, mark "For All Except" and write the nominee's number on the line below.

  Vote on Proposal

  2.
  Proposal to amend ADC's Global Stock Incentive Plan to permit a one-time exchange of certain outstanding stock options for a smaller number of stock options with a new exercise price and vesting schedule.

For	Against	Abstain
☐	☐	☐

PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS CARD. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareowner. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EVERY ITEM AND ALL DIRECTOR NOMINEES LISTED ABOVE.

  For an address change, please check this box and write            ☐
  them on the back where indicated.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADC TELECOMMUNICATIONS, INC.
13625 Technology Drive, Eden Prairie, Minnesota 55344

PROXY FOR ANNUAL MEETING OF SHAREOWNERS TO BE HELD MARCH 4, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoint(s) Richard R. Roscitt and Jeffrey D. Pflaum as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of common stock of ADC Telecommunications, Inc. ("ADC") held by the undersigned of record on January 6, 2003, at the annual meeting of the shareowners of ADC to be held at the Thrivent Financial Building, 625 Fourth Avenue South, Minneapolis, Minnesota, on March 4, 2003 at 9:00 a.m. Central Standard Time, and at any and all adjournments thereof, and hereby revoke(s) all former proxies.

If the undersigned is a participant in the ADC Retirement Savings Plan, the undersigned hereby directs American Express Trust Company, as Trustee of the ADC Retirement Savings Plan, to vote at the annual meeting of the shareowners of ADC to be held on March 4, 2003 and at any and all adjournments thereof, the shares of common stock of ADC allocated to the account of the undersigned as specified on this card. For participants in the ADC Retirement Savings Plan, if this card is not received by the Trustee by February 27, 2003, or if it is received but the voting instructions are invalid, the stock with respect to which the undersigned could have instructed the Trustee will be voted as directed by ADC.

Address Change:

(If you noted an address change above, please check corresponding box on the reverse side.)

(Sign on reverse side)

QuickLinks

ADC TELECOMMUNICATIONS, INC.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
Option Grants in Fiscal 2002
Aggregated Option Exercises in Fiscal 2002 and Value of Options at End of Fiscal 2002
COMPARATIVE STOCK PERFORMANCE
Total Return
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PROPOSAL TO AMEND THE GLOBAL STOCK INCENTIVE PLAN TO APPROVE A STOCK OPTION EXCHANGE PROGRAM
EQUITY COMPENSATION PLANS
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
INDEPENDENT PUBLIC ACCOUNTANTS
DISCLOSURE OF FEES PAID TO INDEPENDENT AUDITORS
SHAREOWNER PROPOSALS FOR THE NEXT ANNUAL MEETING
OTHER MATTERS
APPENDIX A
APPENDIX B
APPENDIX C
ADC TELECOMMUNICATIONS, INC. NOTICE OF DELIVERY OF DOCUMENTS TO EMPLOYEE-SHAREOWNERS VIA THE INTERNET